                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                       Sybron International Corporation
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transactions applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.



    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                        SYBRON INTERNATIONAL CORPORATION
                           411 EAST WISCONSIN AVENUE
                                   24TH FLOOR
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 274-6600

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 22, 1997

                             ---------------------
     Notice is hereby given that the Annual Meeting of Shareholders of Sybron International Corporation, a Wisconsin corporation (the "Company"), will be held on Wednesday, January 22, 1997, at 10:00 a.m., Central Standard Time, at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, for the following purposes:

          1. To elect two directors to serve as Class II directors until the 2000 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

          2. To consider and vote upon a proposal to amend the Sybron International Corporation Senior Executive Incentive Compensation Plan (a copy of the amended and restated plan is attached as Exhibit A to the accompanying Proxy Statement); and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on December 2, 1996, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of such shareholders will be maintained and available for inspection by shareholders of the Company during ordinary business hours at the Company's offices, 411 East Wisconsin Avenue, 24th Floor, Milwaukee, Wisconsin 53202, prior to the meeting and will also be available for inspection by shareholders of the Company at the meeting.

     We hope you will assure that your shares will be represented at the meeting by signing and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important and the Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

                                            By Order of the Board of Directors,

                                            /s/ R. Jeffrey Harris
                                            R. JEFFREY HARRIS
                                            Secretary
Milwaukee, Wisconsin
December 20, 1996

                        SYBRON INTERNATIONAL CORPORATION
                           411 EAST WISCONSIN AVENUE
                                   24TH FLOOR
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 274-6600

                             ---------------------

                                PROXY STATEMENT
                               DECEMBER 20, 1996

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 22, 1997

                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Sybron International Corporation, a Wisconsin corporation (the "Company"), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m., Central Standard Time, on Wednesday, January 22, 1997, at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and at any and all adjournments thereof. This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about December 20, 1996.

     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy card, delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Annual Meeting, or attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder's directions if the proxy is duly executed and returned prior to the Annual Meeting. If no directions are specified, the shares will be voted FOR the election of directors recommended by the Board of Directors, FOR approval of the amendments to the Sybron International Corporation Senior Executive Incentive Compensation Plan and in accordance with the discretion of the named attorneys-in-fact and agents on any other matters properly brought before the Annual Meeting.

     The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without additional remuneration, in person, or by telephone, telegraph or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. The Company has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies, including the soliciting of proxies from brokerage firms, banks, nominees, custodians and fiduciaries, for a fee not anticipated to exceed $6,000 plus expenses. Your cooperation in promptly signing and returning the enclosed proxy will help to avoid additional expense.

     At December 2, 1996, the Company had outstanding 46,989,194 shares of Common Stock, and there were no outstanding shares of any other class of stock. Only shareholders of record at the close of business on

December 2, 1996, will be entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock outstanding on the record date entitles the holder thereof to one vote on each matter to be voted upon by shareholders at the Annual Meeting.

     A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. The Inspector of Election appointed by the Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots, and shall count all votes and ballots. The voting requirements and procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company's charter documents and any other requirements applicable to the matters to be voted upon.

     Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in the election. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

     If a quorum exists, the affirmative vote of a majority of the votes cast thereon will be required for approval of the amendments to the Sybron International Corporation Senior Executive Incentive Compensation Plan. Because neither abstentions nor broker non-votes are considered votes cast, neither will have an effect on the voting for this proposal.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the outstanding shares of Common Stock as of December 2, 1996, by persons known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, by nominees for director and directors of the Company, by the executive officers named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group.

                                                                        COMMON STOCK
                                                                -----------------------------
                         NAME AND ADDRESS                        NUMBER OF           PERCENT
                           OF OWNER(A)                          SHARES OWNED         OF CLASS
    ----------------------------------------------------------  ------------         --------
    A I M Management Group Inc.(b)............................    4,809,100            10.2%
    11 Greenway Plaza, Suite 1919
    Houston, Texas 77046
    Denver Investment Advisors LLC(c).........................    2,581,140             5.5%
    1225 17th Street, 26th Floor
    Denver, Colorado 80202
    Harris Associates, Inc.(d)................................    3,107,100             6.6%
    Two North LaSalle Street
    Chicago, Illinois 60602-3790
    Don H. Davis, Jr.(e)......................................       23,000               *
    Robert B. Haas(e).........................................    1,772,454             3.8%
    Thomas O. Hicks(e)........................................    2,111,232             4.5%
    Joe L. Roby(e)............................................      100,808               *
    Richard W. Vieser(e)......................................       69,442               *
    Kenneth F. Yontz(f).......................................    1,212,610             2.6%
    Dennis Brown(g)...........................................      250,309               *
    David T. Della Penta(h)...................................      205,747               *
    R. Jeffrey Harris(i)......................................      325,618               *

                                                                        COMMON STOCK
                                                                -----------------------------
                         NAME AND ADDRESS                        NUMBER OF           PERCENT
                           OF OWNER(A)                          SHARES OWNED         OF CLASS
    ----------------------------------------------------------  ------------         --------
    Frank H. Jellinek, Jr.(j).................................      117,019               *
    Floyd W. Pickrell, Jr.(k).................................      260,609               *
    All directors and executive officers as a group (12
      persons)(l).............................................    6,594,965            13.7%

---------------
 *  Represents less than 1% of the class.

(a) Except as otherwise indicated, each person has the sole power to vote and dispose of all shares listed opposite his or its name.

(b) A I M Management Group Inc. has indicated shared voting power and shared investment power with respect to all of the shares of Common Stock reported.

(c) Denver Investment Advisors LLC has indicated sole voting power with respect to 1,806,300 of the shares, no voting power with respect to 774,840 of the shares, sole investment power with respect to 2,577,600 of the shares and shared investment power with respect to 3,540 of the shares of Common Stock reported.

(d) Harris Associates L.P. has indicated shared voting power with respect to all of the shares, shared investment power with respect to 17,100 of the shares and sole investment power with respect to 3,090,000 of the shares of Common Stock reported.

(e) Includes, for each of Messrs. Davis, Haas, Hicks, Roby and Vieser, 18,000 shares of Common Stock issuable upon the exercise of stock options granted to each of them pursuant to the Company's Amended and Restated 1994 Outside Directors' Stock Option Plan. With respect to Mr. Haas, 1,200,000 of the shares of Common Stock reported are held in a family limited partnership trust of which Mr. Haas is general partner.

(f) Mr. Yontz has shared investment power with respect to 389 of the shares of Common Stock reported. Includes 288,270 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Yontz.

(g) Mr. Brown has shared investment power with respect to 266 of the shares of Common Stock reported. Includes 250,043 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Brown.

(h) Mr. Della Penta has shared investment power with respect to 468 of the shares of Common Stock reported. Includes 135,957 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Della Penta.

(i) Mr. Harris has shared investment power with respect to 446 of the shares of Common Stock reported. Includes 107,475 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Harris.

(j) Mr. Jellinek has shared investment power with respect to 313 of the shares of Common Stock reported. Includes 30,600 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Jellinek.

(k) Mr. Pickrell has shared investment power with respect to 475 of the shares of Common Stock reported. Includes 100,132 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Pickrell.

(l) Includes (i) 1,068,099 shares of Common Stock issuable upon the exercise of outstanding stock options held by the directors and executive officers as a group, and (ii) 2,734 shares as to which there is shared investment power.

    The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement; accordingly, it includes shares of Common Stock that are issuable upon the exercise of stock options exercisable within 60 days of December 2, 1996. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                             ELECTION OF DIRECTORS

     Action will be taken at the Annual Meeting for the election of two directors to serve as Class II directors until the 2000 annual meeting of shareholders and until their respective successors are duly elected and qualified. The election shall be determined by a plurality vote duly cast. It is intended that the persons named in the proxy card will vote FOR the election of the two nominees listed below, unless instructions to the contrary are given therein. The two nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for either or both of the nominees, it is intended that the proxies will vote FOR such substitute nominees as the Board of Directors may designate.

     The following table sets forth the principal occupations (for at least the last five years) and directorships of the two nominees in Class II and of the four directors whose terms of office will continue after the Annual Meeting.

                                                                                         DIRECTOR OF
                                          PRINCIPAL OCCUPATION                             COMPANY
       NAME(1)                             AND DIRECTORSHIPS                       AGE      SINCE
---------------------   --------------------------------------------------------   ---   -----------
Nominees for election as Class II Directors, whose terms will expire in 2000:
Thomas O. Hicks         Actively involved in private investments since 1970,       50        1987
                          specializing in leveraged buyouts; currently serves as
                          Chairman of the Board and Chief Executive Officer of
                          Hicks, Muse, Tate & Furst Incorporated (an investment
                          firm specializing in strategic investments and
                          leveraged acquisitions). Director of Chancellor
                          Broadcasting Company, Neodata Corporation, Berg
                          Electronics, Inc., DAC Vision, Inc. and Olympus Real
                          Estate Corporation.
Robert B. Haas          Actively involved in private investments since 1978,       49        1987
                          specializing in leveraged buyouts and venture capital
                          investments; currently serves as Chairman of the Board
                          and Chief Executive Officer of Haas Wheat & Partners
                          Incorporated (private investment firm specializing in
                          leveraged acquisitions). Director of Specialty Foods
                          Acquisition Corporation, Specialty Foods Corporation,
                          Playtex Products, Inc. and Smarte Carte Corporation.
Class III Directors, whose terms will expire in 1998:
Kenneth F. Yontz        President and Chief Executive Officer of the Company       52        1987
                          since October 14, 1987; Chairman of the Board since
                          December 3, 1987; President and Chief Executive
                          Officer of the company formerly known as Sybron
                          Corporation and acquired by the Company in 1987 (the
                          "Acquired Company") from February 27, 1986 until
                          September 30, 1992; director of the Acquired Company
                          from February 27, 1986 to March 31, 1988; previously
                          Group Vice President and Executive Vice President of
                          the Allen-Bradley Company. Director of Berg
                          Electronics, Inc., Playtex Products, Inc. and Thompson
                          Minwax Co.

                                                                                         DIRECTOR OF
                                          PRINCIPAL OCCUPATION                             COMPANY
       NAME(1)                             AND DIRECTORSHIPS                       AGE      SINCE
---------------------   --------------------------------------------------------   ---   -----------
Joe L. Roby             Chief Operating Officer of Donaldson, Lufkin & Jenrette,   57        1989
                          Inc. ("DLJ") (an investment banking firm) since
                          November 1995, and President of DLJ since February,
                          1996; Chairman of the Investment Banking Group of
                          Donaldson, Lufkin & Jenrette Securities Corporation
                          ("DLJSC") (a subsidiary of DLJ) from 1989 to November
                          1995; Managing Director of DLJSC from 1984 to November
                          1995. Director of DLJ and Advanced Micro Devices, Inc.
Class I Directors, whose terms will expire in 1999:
Don H. Davis, Jr.       President and Chief Operating Officer of Rockwell          57        1992
                          International Corporation (developer of advanced
                          manufacturing technology) since January 1995;
                          Executive Vice President and Chief Operating Officer
                          of Rockwell International Corporation, 1994 to 1995;
                          Senior Vice President and President, Automation,
                          Rockwell International Corporation, 1993 to 1994;
                          President of Allen-Bradley Company (manufacturer of
                          industrial automation control and information systems
                          and a wholly owned subsidiary of Rockwell
                          International Corporation) from 1989 to 1994. Director
                          of Rockwell International Corporation and INGRAM MICRO
                          INC.
Richard W. Vieser       Served as President and Chief Operating Officer of         69        1992
                          McGraw-Edison Company from April 1984 through June
                          1985; Chairman and Chief Executive Officer of FL
                          Industries, Inc. (a diversified manufacturing company)
                          from June 1985 to December 1989; Chairman and Chief
                          Executive Officer of FL Aerospace (also a diversified
                          manufacturing company, formerly known as Midland-Ross
                          Corporation) from September 1986 to December 1989; and
                          Chairman, President and Chief Executive Officer of
                          Lear Siegler, Inc. (a diversified manufacturing
                          company) from March 1987 to December 1989. Director of
                          Berg Electronics, Inc., Ceridian Corporation (formerly
                          Control Data Corporation), Dresser Industries, Inc.,
                          Global Industrial Technologies, Inc. (formerly
                          INDRESCO Inc.), Varian Associates, Inc. and
                          International Wire Group, Inc.

---------------
(1) See "Committees and Meetings of the Board of Directors" for memberships on Board committees.

SHAREHOLDERS AGREEMENT

     Effective on May 14, 1992, the Company entered into a Shareholders Agreement with Hicks & Haas Incorporated, H&H/Sybron Partners, L.P. (the general partner of which is Hicks & Haas Incorporated), DLJ Capital Corporation (an affiliate of DLJSC and former beneficial owner of more than 5% of the outstanding shares of Company Common Stock), Messrs. Hicks and Haas, and certain of the executive officers of the Company (including the Presidents of certain operating subsidiaries). The Shareholders Agreement grants to the parties thereto (other than the Company) certain rights to sell a portion of the shares of Common Stock owned by the parties as part of certain transfers by any other party thereto and grants certain rights of first refusal (including to the Company) with respect to certain transfers by the parties thereto. Such agreement also grants certain demand and piggy-back registration rights to the parties thereto.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company has the following standing committees of the Board of Directors, whose present members are as identified below:

     Messrs. Vieser, Roby, Haas and Davis serve as members of the Audit Committee. During the fiscal year ended September 30, 1996, this committee met twice. The Audit Committee is responsible for supervising the work of the Company's independent auditors and reporting to the Board of Directors thereon.

     Messrs. Haas, Hicks, Davis and Vieser serve as members of the Compensation/Stock Option Committee. During the fiscal year ended September 30, 1996, this committee met four times. The Compensation/Stock Option Committee is responsible for making recommendations to the Board of Directors concerning compensation of the Company's employees, officers and directors, and is authorized to determine the compensation of executive officers of the Company. The Compensation/Stock Option Committee is authorized to administer the various incentive plans of the Company and has all of the powers attendant thereto, including the power to grant employee stock options and shares of restricted stock thereunder.

     The Board of Directors had a Finance Committee and a Nominating Committee until they were abolished in January 1996. These committees were abolished because they did not have occasion to meet since the time they were first formed. At the time they were abolished, the Finance Committee's members were Messrs. Yontz, Roby, Davis and Hicks, and the Nominating Committee's members were Messrs. Yontz, Roby, Davis and Vieser.

     During the fiscal year ended September 30, 1996, the Board of Directors met five times. No member of the Board of Directors attended fewer than 75% of the total number of meetings held by the Board of Directors and the committees on which he served except Don H. Davis, who was unable to attend one meeting of the Board of Directors and of each committee on which he served, which meetings were all held on the same day.

SHAREHOLDER NOMINATION OF DIRECTOR CANDIDATES

     The Bylaws of the Company provide that any shareholder of record who shall be entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors subject to the following notice requirements.

     A shareholder desiring to nominate a person or persons for election to the Board of Directors must send a written notice to the Secretary of the Company setting forth (a) the name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record or a beneficial holder of stock of the Company entitled to vote at the meeting (including the number of shares the shareholder owns and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all relationships, arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the written consent of each nominee to serve as a director of the Company if so elected, with such written consent attached thereto.

     To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting (any time from October 24, 1997 to and including November 23, 1997, with respect to the 1998 annual meeting) or (ii) in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date and in the case of a special meeting, notice must be so received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or on which public disclosure of the meeting date was made.

DIRECTORS' COMPENSATION

     Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. In addition, during fiscal 1997 each director of the Company who is not also an officer or employee of the Company (an "Outside Director") will receive an annual retainer of $18,000, and a fee of $1,000 for each meeting of the Board of Directors at which such director is present. Each Outside Director who is a member of a committee of the Board of Directors will also receive a fee of $750 for each meeting of such committee at which such director is present. For fiscal 1996, those fees were also $18,000, $1,000 and $750, respectively. In addition, each person serving as an Outside Director is entitled to receive an option each year to purchase 6,000 shares of Company Common Stock pursuant to the terms of the Sybron International Corporation Amended and Restated 1994 Outside Directors' Stock Option Plan.

                         SHAREHOLDER RETURN COMPARISON

     The graph below sets forth the cumulative total shareholder return on Company Common Stock from May 7, 1992 (the date on which the Company's Common Stock was first publicly traded) through September 30, 1996, as compared to the returns of the Standard & Poor's 500 Stock Index and the Standard & Poor's Health Care Composite Index. The graph assumes that $100 was invested on May 7, 1992 in Company Common Stock and in each of the two Standard & Poor's indices, and that, as to such indices, dividends were reinvested. The Company has not, since its inception, paid any dividends on its Common Stock.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

      MEASUREMENT PERIOD                                          S&P HEALTH
    (FISCAL YEAR COVERED)           SYBRON          S&P 500          CARE
5/7/92                                  100.00          100.00          100.00
9/92                                    132.10          102.00           92.50
3/93                                    162.50          111.80           83.00
9/93                                    199.10          115.20           79.80
3/94                                    228.60          113.40           78.70
9/94                                    246.40          119.40           96.50
3/95                                    257.10          131.00          110.70
9/95                                    287.50          154.60          138.00
3/96                                    350.00          172.60          162.70
9/96                                    406.00          177.90          173.60

                      COMPENSATION/STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation/Stock Option Committee of the Board of Directors (the "Committee") is responsible for analyzing and approving the Company's general compensation policies and for making specific compensation decisions with respect to the Company's executive officers. The Committee is comprised of the individuals listed at the end of this Report, each of whom is currently an Outside Director.

COMPENSATION PHILOSOPHY

     The general philosophy of the Company's executive compensation program is to offer its key executives competitive compensation based on both the Company's performance and on the employee's individual contribution and performance. The Company's executive compensation policies are intended to motivate and reward highly qualified executives for long-term strategic management and the enhancement of shareholder value, support a performance-oriented environment that rewards achievement of internal Company goals which are designed to be consistent with the interests of shareholders, and attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

     The Company's executive compensation program consists of three main components:

        - Base Salary

        - Annual Cash Bonus Incentives

        - Stock Incentives

BASE SALARY

     In September of each year, the Committee meets to consider and finalize executive officer base salaries for the following calendar year. In setting such salaries, the Committee considers competitive market data, the relevant impact of each executive's performance on the future growth and success of the Company, the complexity of the Company's businesses in which the executive is involved, the overall economic environment and such other factors as the Committee may deem relevant to the particular executive. With respect to the four executives who are the presidents of, and directly responsible for managing, the Company's principal operating subsidiaries, the Committee also considers the nature and complexity of each executive's subsidiary's operations, each executive's subsidiary's contribution to the Company in terms of sales volume and earnings, the nature and number of the foreign operations for which the executive is responsible, and the relevant impact of the performance of the executive's operating subsidiary on the future growth and success of the Company.

     In light of the factors set forth above, when setting base salaries for calendar 1996 the Committee used as its reference point salaries in the 75th and 95th percentiles for executives in companies with sales volumes comparable to that of the Company or the relevant subsidiaries of the Company. The competitive market data examined by the Committee consisted of a linear regression analysis of survey data summarizing compensation information with respect to approximately 339 United States corporations having sales volumes between $100 million and $152 billion. This group of companies differs from the S&P Health Care Composite Index reflected in the Company's performance graph contained elsewhere in this Proxy Statement. The market survey, prepared by a national compensation consulting firm, synthesized information concerning a total of 18,321 executives in multiple industries. Because the consultant's industry survey which focused on executives in the health care field contained what both the Committee and the consultant believed to be a statistically insignificant sample, the Committee chose to utilize the broader survey described above.

     The Committee increased executive officers' base salaries for calendar year 1996 by an average of 9.8% (inclusive of grade level reclassifications for all executive officers except Mr. Yontz). The average increase for 1996 reflected in the survey data was 6.0%. The base salary paid to the Chief Executive Officer for fiscal year 1996 was $590,000 (which incorporates portions of his calendar year salaries for both 1995 and 1996), representing a 7% increase over fiscal year 1995. In setting Mr. Yontz's salary the Committee applied the same analysis as it did with respect to all other executive officers, as described above.

ANNUAL CASH BONUS INCENTIVES

     Annual cash bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the financial performance of the Company. During 1994, the Committee redesigned the Company's executive compensation program to place a greater emphasis on performance based compensation and to improve the alignment of internal financial goals, year-over-year earnings growth, enhancement of shareholder value and executive incentives. The Senior Executive Incentive Compensation Plan (the "Incentive Plan"), which was approved by shareholders on January 25, 1995, is a component of the redesigned program. The Incentive Plan became effective for the Company's 1995 fiscal year, replacing the previous annual incentive plan under which bonuses were dependent solely upon actual Company performance versus budgeted performance. The Incentive Plan has a budget component which preserves the benefits of the budget discipline, but also has an earnings growth component to provide a tangible, direct link between management incentives and the expectations of the investment community. There are minimum levels of financial performance set by the Committee for bonuses to be triggered, and individual awards depend upon salary grades and the extent to which the goals are exceeded. With respect to the budget component, a participant can earn up to 100% of his or her target award by attaining set working capital and operating income targets. With respect to the earnings growth component, once a minimum hurdle growth rate of 8% over the previous year's operating income is reached, a participant can earn an additional bonus amount dependent solely upon the actual rate of year-over-year earnings growth that is achieved. As described in more detail elsewhere in this Proxy Statement, the Incentive Plan was amended during fiscal 1996 (subject to shareholder approval at the 1997 Annual Meeting) to, among other things, incorporate an individual maximum award limitation as described later in this report under the heading "Section 162(m)."

     The Company's 1996 fiscal year was another excellent performance year. As a result, the Chief Executive Officer earned a fiscal year 1996 incentive award equal to 133.1% of his calendar year base salary calculated in accordance with the bonus formula described above (without giving effect to the proposed amendments). A portion of his award has been deferred by the Committee, as set forth below under the heading "Section 162(m)." Other executive officers eligible under the Incentive Plan received fiscal 1996 awards ranging from 76% to 146% of their base salaries depending on their specific grade levels and the success factor applied to the individual subsidiary (or consolidated) financial performance results.

     A further description of the Incentive Plan and the method by which awards are determined thereunder is set forth under "Proposal to Amend the Sybron International Corporation Senior Executive Incentive Compensation Plan" included elsewhere in this Proxy Statement. The full text of the Incentive Plan is attached as Exhibit A to this Proxy Statement. The Incentive Plan was originally designed to qualify the performance-based compensation paid thereunder for exclusion from the $1 million limit on deductible executive compensation under
Section 162(m) of the Internal Revenue Code of 1986, as amended (hereinafter, "Section 162(m)"). As a result of the promulgation in 1996 of final regulations under Section 162(m), the lack of a limitation on awards under the Incentive Plan caused fiscal 1996 awards to be ineligible for exclusion from the $1 million limit on deductibility. The Incentive Plan was therefore amended to, among other things, incorporate an individual maximum award limitation. In order to satisfy the shareholder approval requirements of Section 162(m), the Company is asking the shareholders to approve the amendments to the Incentive Plan at the 1997 Annual Meeting.

STOCK INCENTIVES

     At the Company's Annual Meeting held on January 25, 1995, the Company's shareholders approved the Sybron International Corporation Amended and Restated 1993 Long-Term Incentive Plan (the "Stock Plan"), under which incentive stock options, non-qualified stock options and restricted stock may be granted to executive officers and other key employees of the Company. The Committee views stock-based compensation as a critical incentive component of the Company's overall executive compensation program.

     As part of the Committee's redesign of the Company's executive compensation program in 1994, the Stock Plan was amended to address the plan's limitations in motivating the Company's executive officers and to complement the Incentive Plan by increasing the amount of options which could be granted to executive officers in order to provide the opportunity for such executives to realize significant gains in the future should earnings growth and stock price expectations be realized. In accordance with the Committee's program, during fiscal 1994 and 1995 nonqualified stock options to purchase a total of 1,000,000 shares of Company Common Stock were granted to executive officers of the Company pursuant to the Stock Plan, and the executive officers were rendered ineligible to receive option grants under the Company's broader annual grant program for key executives until the last of the grants made to executive officers are fully vested (i.e., May 24, 1999). As a result, other than one executive (not the CEO) who received a special option grant covering 60,000 shares because of an increase in responsibilities resulting from the consolidation of certain businesses, no stock option grants were made to executive officers during fiscal 1996.

     Typically, options granted under the Stock Plan vest in equal annual installments on each of the first four anniversaries following the grant date (provided the optionee is still an employee of the Company at that time and provided further that vesting is accelerated upon the optionee's retirement). Such options are generally granted with an exercise price equal to the market value of the Company's Common Stock on the date of the grant, thus serving to focus the optionees' attention on managing the Company from the perspective of an owner with an equity stake in the business.

SECTION 162(M)

     Section 162(m) limits, to $1 million, the deductibility by a publicly-held corporation of compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer or (ii) among the four highest compensated executive officers whose compensation is required to be reported in the Summary Compensation Table. Qualified performance-based compensation is not subject to the deduction limit if certain conditions are met. The Committee has taken the steps necessary to satisfy those conditions in order to preserve the deductibility of executive compensation to the fullest extent possible consistent with its other compensation objectives and overall compensation philosophy. One of the conditions is shareholder approval of the Company's performance-based compensation plans. At the 1995 Annual Meeting, the Company's shareholders considered, voted upon and approved the current version of the Incentive Plan and the Stock Plan. Another of the conditions is inclusion in each performance-based compensation plan of a limitation on the maximum award available to each participant for each plan year. The Stock Plan contains such a limitation. As described in further detail elsewhere in this Proxy Statement, such a limitation is the subject of one of the amendments to the Incentive Plan proposed for shareholder approval at the 1997 Annual Meeting.

     In light of the Company's excellent performance during fiscal 1996, the incentive award earned by the Chief Executive Officer pursuant to the Incentive Plan formula referenced above would have caused Mr. Yontz's overall compensation to exceed the $1 million deductibility limitation (since the lack of an award limitation caused fiscal 1996 incentive awards not to be eligible for the performance-based compensation exception). The terms of the Incentive Plan specifically grant the Committee discretion, in the event of special circumstances of an unusual or significant nature outside the course of normal business operations, to reduce the amount of an incentive award when such adjustment better serves the integrity, purpose and fairness of the plan. When originally adopted, one of the purposes of the Incentive Plan was to ensure the availability under Section 162(m) of a tax deduction for amounts awarded pursuant to the plan. But for the lack of shareholder approval of the award limitation amendment described above, such deductibility would have been preserved for the fiscal 1996 award earned by Mr. Yontz. The Committee therefore concluded that the purposes of the Incentive Plan would be better served if a portion of Mr. Yontz's fiscal 1996 award were deferred in order to preserve for the Company the full tax deduction for the amount paid. Therefore, the Committee elected to defer (for payment in fiscal 1997) that portion of the incentive award ($479,823) which causes Mr. Yontz's overall compensation for fiscal 1996 to be over $1 million.

                      COMPENSATION/STOCK OPTION COMMITTEE

                            Robert B. Haas, Chairman
                                Thomas O. Hicks
                               Don H. Davis, Jr.
                               Richard W. Vieser

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table summarizes certain information for each of the last three fiscal years concerning the compensation awarded or paid to or earned by the Company's Chief Executive Officer and each of the Company's other five most highly compensated executive officers who were serving as executive officers at the end of fiscal 1996 (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                                                        -------------------------------
                                                                                AWARDS
                                                                        ----------------------
                                            ANNUAL COMPENSATION                     SECURITIES  PAYOUTS
                                      --------------------------------  RESTRICTED  UNDERLYING  -------
                                                          OTHER ANNUAL    STOCK      OPTIONS/    LTIP     ALL OTHER
      NAME AND PRINCIPAL              SALARY    BONUS     COMPENSATION   AWARD(S)      SARS     PAYOUTS  COMPENSATION
           POSITION             YEAR  ($)(1)   ($)(2)         ($)          ($)        (#)(3)      ($)       ($)(4)
------------------------------- ----  -------  -------    ------------  ----------  ----------  -------  ------------
Kenneth F. Yontz,.............. 1996  590,000  318,777(5)   87,559(6)        0              0      0         3,664
  Chairman of the Board,        1995  551,250  554,400      73,996(6)        0        394,940      0         2,700
  President
  and Chief Executive Officer   1994.. 518,438 480,375      57,722(6)        0        195,614      0         2,700
David T. Della Penta........... 1996  287,500  411,840      37,624(7)        0         60,000      0         4,258
  President and Chief Executive 1995  239,000   99,750      36,328(7)        0        176,260      0         2,399
  Officer of the Company's      1994  203,500  135,960      31,717(7)        0        176,758      0         4,138
  subsidiary, Nalge Nunc
  International Corporation
Frank H. Jellinek, Jr.......... 1996  256,250  380,016      53,171(8)        0              0      0         3,664
  President of the Company's    1995.. 242,000 204,477      49,060(8)        0        172,760      0         2,405
  subsidiary, Erie Scientific   1994.. 230,750 167,760      41,200(8)        0         86,816      0         2,225
  Company
Floyd W. Pickrell, Jr.......... 1996  321,250  299,000      26,625(9)        0              0      0         3,575
  President of the Company's    1995  306,000  303,552      32,125(9)        0        218,680      0         2,376
  subsidiary, Sybron Dental     1994  290,500  264,600      19,783(9)        0        109,546      0         3,658
  Specialties, Inc.
R. Jeffrey Harris.............. 1996  225,000  233,772      41,205(10)       0              0      0         3,964
  Vice President -- General     1995  206,063  147,420      28,068(10)       0        148,120      0         2,769
  Counsel and Secretary         1994.. 191,938 117,308      33,120(10)       0         72,378      0         4,863
Dennis Brown................... 1996  225,000  233,772      45,281(11)       0              0      0         4,131
  Vice President -- Finance     1995  205,000  147,420      78,871(11)       0        148,120      0         3,049
  and Chief Financial Officer   1994  186,250  114,741      29,593(11)       0        230,794      0         3,590

---------------
 (1) The salary amounts set forth include amounts deferred at the named executive officer's option through contributions to the Sybron International Corporation Savings and Thrift Plan (the "Savings Plan").

 (2) Consists of bonuses earned during 1996 and 1995 pursuant to the Sybron International Corporation Senior Executive Incentive Compensation Plan and during 1994 pursuant to the Sybron International Corporation Annual Executive Incentive Compensation Plan, which amounts were either paid as soon as practicable following the beginning of the next fiscal year or deferred pursuant to the Sybron International Corporation Deferred Compensation Plan.

 (3) Consists entirely of stock options. The numbers of shares set forth herein have been adjusted to reflect the Company's 2-for-1 stock split on December 15, 1995.

 (4) Consists entirely of employer contributions to the Savings Plan allocated to the account of the named executive officer.

 (5) The total bonus earned by Mr. Yontz for fiscal 1996 was $798,600. As described in "Compensation/Stock Option Committee Report on Executive Compensation -- Section 162(m)" herein, the bonus earned by Mr. Yontz for fiscal 1996 was deferred by the Committee to the extent such bonus exceeded the amount able to be deducted by the Company for federal income tax purposes in the 1996 taxable year. The amount deferred was $479,823.

 (6) For 1996, includes $27,447 for executive life insurance (including tax gross-up payments), $25,223 for an executive car and related expenses (including tax gross-up payments), $9,748 for club memberships, $8,500 for financial planning services and $16,641 for personal use of Company aircraft. For 1995, includes $27,447 for executive life insurance (including tax gross-up payments), $24,130 for an executive car and related expenses (including tax gross-up payments), $9,219 for club memberships and $13,200 for financial planning. For 1994, includes $15,071 for executive life insurance, $25,269 for an executive car and related expenses (including tax gross-up payments), $7,382 for club memberships and $10,000 for financial planning services.

 (7) For 1996, includes $11,436 for executive life insurance (including tax gross-up payments), $22,268 for an executive car and related expenses (including tax gross-up payments) and $3,920 for club memberships. For 1995, includes $11,435 for executive life insurance (including tax gross-up payments), $20,742 for an executive car and related expenses (including tax gross-up payments), $3,901 for club memberships and $250 for financial planning services. For 1994, includes $6,182 for executive life insurance, $20,742 for an executive car and related expenses (including tax gross-up payments), $3,493 for club memberships and $1,300 for financial planning services.

 (8) For 1996, includes $13,559 for executive life insurance (including tax gross-up payments), $31,073 for an executive car and related expenses (including tax gross-up payments), $5,200 for financial planning services and $3,339 for personal use of Company aircraft. For 1995, includes $13,559 for executive life insurance (including tax gross-up payments), $30,748 for an executive car and related expenses (including tax gross-up payments), $495 for an executive physical and $4,258 for financial planning services. For 1994, includes $8,000 for executive life insurance, $28,600 for an executive car and related expenses (including tax gross-up payments) and $4,600 for financial planning services.

 (9) For 1996, includes $11,983 for executive life insurance (including tax gross-up payments), $12,539 for an executive car and related expenses (including tax gross-up payments) and $2,103 for club memberships. For 1995, includes $11,983 for executive life insurance (including tax gross-up payments), $12,925 for an executive car and related expenses (including tax gross-up payments), $6,769 for club memberships and $448 for an executive physical. For 1994, includes $6,646 for executive life insurance and $13,137 for an executive car and related expenses (including tax gross-up payments).

(10) For 1996, includes $6,374 for executive life insurance (including tax gross-up payments), $19,778 for an executive car and related expenses (including tax gross-up payments), $6,346 for club memberships, $7,429 for financial planning services and $1,278 for personal use of Company aircraft. For 1995, includes $6,374 for executive life insurance (including tax gross-up payments), $17,756 for an executive car and related expenses (including tax gross-up payments) and $3,938 for club memberships. For 1994, includes $3,500 for executive life insurance, $18,895 for an executive car and related expenses (including tax gross-up payments), $4,725 for club memberships and $6,000 for financial planning services.

(11) For 1996, includes $18,833 for executive life insurance (including tax gross-up payments), $18,085 for an executive car and related expenses (including tax gross-up payments), $7,513 for club memberships and $850 for financial planning services. For 1995, includes $18,833 for executive life insurance (including tax gross-up payments), $16,163 for an executive car and related expenses (including tax gross-up payments), and $43,875 for club memberships. For 1994, includes $10,778 for executive life insurance, $17,255 for an executive car and related expenses (including tax gross-up payments) and $1,560 for club memberships.

STOCK OPTIONS

     The following tables set forth certain information concerning individual grants of options to purchase Company Common Stock made to the named executive officers during fiscal 1996 and individual exercises of stock options by the named executive officers during fiscal 1996, including the number and value of options outstanding at the end of fiscal 1996 for each of the named executive officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS(1)                                     POTENTIAL REALIZABLE
------------------------------------------------------------------------------------       VALUE AT ASSUMED
                                             PERCENT OF                                  ANNUAL RATES OF STOCK
                              NUMBER OF        TOTAL                                      PRICE APPRECIATION
                              SECURITIES    OPTIONS/SARS                                          FOR
                              UNDERLYING     GRANTED TO    EXERCISE OR                        OPTION TERM
                             OPTIONS/SARS   EMPLOYEES IN      BASE        EXPIRATION     ---------------------
            NAME              GRANTED(#)    FISCAL YEAR    PRICE($/SH)       DATE         5%($)       10%($)
---------------------------- ------------   ------------   -----------    ----------     -------     ---------
Kenneth F. Yontz............         0             0              --             --           --            --
David T. Della Penta........    60,000           7.9%         23.094      1/26/2006      871,422     2,208,353
Frank H. Jellinek, Jr. .....         0             0              --             --           --            --
Floyd W. Pickrell, Jr. .....         0             0              --             --           --            --
R. Jeffrey Harris...........         0             0              --             --           --            --
Dennis Brown................         0             0              --             --           --            --

---------------
(1) Consists entirely of nonqualified stock options granted pursuant to the Sybron International Corporation Amended and Restated 1993 Long-Term Incentive Plan (the "Stock Plan"). The Stock Plan is administered by the Compensation/Stock Option Committee of the Board of Directors (the "Committee") which designates the persons to be granted options, the type of option, the number of underlying shares, the exercise price, the date of grant and the date options are first exercisable. These options were granted with exercise prices equal to 100% of the fair market value of Sybron Common Stock on the date of grant. Each option becomes exercisable in cumulative installments of one-fourth of the shares on each of the first four anniversaries of the date of grant (i.e., 25% on January 26, 1997, 25% on January 26, 1998, 25% on January 26, 1999 and 25% on January 26, 2000). Upon a "change in control" of the Company, the options shall become immediately exercisable. Unless earlier terminated, these options expire ten years from the date of grant. In the discretion of the Committee, the exercise price may be paid by delivery of already owned shares and tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. The Committee has the power, subject to the limitations of the Stock Plan, to amend the terms and conditions of any outstanding stock option to the extent such terms and conditions are within the discretion of the Committee as provided in the Stock Plan.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                  OPTIONS/SARS AT                 OPTIONS/SARS AT
                                                                 FISCAL YEAR-END(#)              FISCAL YEAR-END($)
                          SHARES ACQUIRED       VALUE       ----------------------------    ----------------------------
         NAME             ON EXERCISE(#)     REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------   ---------------    -----------    -----------    -------------    -----------    -------------
Kenneth F. Yontz.......             0                 0       218,598         401,364         2,827,019      4,312,242
David T. Della Penta...        75,543           702,368        65,571         283,464           795,892      3,162,369
Frank H. Jellinek,
  Jr. .................        68,196           570,749             0         176,280                 0      2,132,436
Floyd W. Pickrell,
  Jr. .................       105,943         1,012,154        62,566         246,805           898,756      3,095,011
R. Jeffrey Harris......             0                 0        81,403         150,007         1,052,102      1,812,617
Dennis Brown...........        70,000         1,027,221       184,167         264,067         2,582,289      3,537,044

---------------
(1) Consists entirely of stock options.

EMPLOYMENT CONTRACTS

     Mr. Yontz, Mr. Brown, Mr. Harris and certain officers of the Company's operating subsidiaries (Messrs. Pickrell, Jellinek, Della Penta and Randy A.
Hoff) have entered into employment contracts (the "Employment Contracts") with the Company. Each of the Employment Contracts, except for Mr. Hoff's, provided for an initial term which expired on December 31, 1993. The initial term of Mr. Hoff's employment contract expires on December 31, 1997. Each of the Employment Contracts provides that at the close of the initial term, and at the close of each two-year term thereafter, the contract is extended for a two-year period unless written notice of an intention not to renew the Employment Contract is given to the other party thereto by either the employee or the Company at least ninety days prior to the date the automatic extension otherwise would occur. Each of the Employment Contracts also provides that upon a Change in Control (as defined in the Employment Contract) the term shall automatically be extended for a two-year period ending on the second anniversary of the Change in Control. Pursuant to each of their respective Employment Contracts, these executive officers have agreed to serve in their respective executive officer capacities, and each is to devote his full time to the performance of his duties thereunder. The Employment Contracts of Messrs. Yontz, Brown, Harris, Pickrell, Jellinek, Della Penta and Hoff provide for 1996 base salaries of $600,000, $230,000, $230,000, $325,000, $260,000, $300,000, and $180,000, respectively, which base salaries are subject to annual merit increases at the discretion of the Compensation/Stock Option Committee. In addition, these executives are entitled to benefits customarily accorded executives of the Company and its subsidiaries, including participation in the Company's Senior Executive Incentive Compensation Plan. In the event of death or permanent disability, the executive, his beneficiaries or estate, as the case may be, will be entitled to continue to receive the executive's then current base salary for a period of twelve months following the termination of employment as a result of such event. In addition, each Employment Contract may be terminated at any time by the Board of Directors for Cause (as defined in the Employment Contract). Each of the Employment Contracts provides that if an event constituting a Change in Control shall have occurred, the executive officer is entitled to receive a severance payment equal to 2.99 times such officer's "Base Amount" as such term is defined under section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), upon the termination of his employment with the Company or its subsidiaries unless such termination is (i) because of death or retirement, (ii) by the Company or any of its subsidiaries for total disability or Cause, or (iii) by such officer other than for Good Reason (as defined in the Employment Contract). The Company must require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume the Company's obligations pursuant to the Employment Contracts, and any failure to obtain such assumption shall entitle the executives to the same benefits they would receive if they terminated the Employment Contracts on the date of succession for Good Reason following a Change in Control. The Employment Contracts also subject the executives to confidentiality obligations and contain restrictions on their competing with, and soliciting clients and employees of, the Company for a period of one and three years, respectively, following termination of the Employment Contract.

PENSION BENEFIT PLANS

     Retirement Plan. The Company has a Retirement Security Plan (the "Retirement Plan") for substantially all U.S. employees who are not covered by a collective bargaining agreement, including its executive officers. The plan combines several prior pension plans of the Acquired Company and is a "career average" type plan. The benefit formula directly relates to annual salary, length of service and Social Security covered compensation. To the extent that pension benefits exceed the benefit limits and limits on covered compensation imposed by the Employee Retirement Income Security Act of 1974, as amended, the Company plans to make the appropriate payments under the unfunded pension plan described below as they become due. The total compensation covered by the Retirement Plan (including unfunded amounts) is the amount shown in the salary and bonus columns of the Summary Compensation Table.

     Annual pension benefits expected to be distributed upon retirement (normally at age 65) to most executive officers of the Company, including the named executive officers, are equal to the sum of past and future service benefit formulas. Past service benefit (for service prior to January 1, 1987) is an amount equal to the sum of (a) 0.0105 times the average annual pay for the employee's final three years, up to the Social

Security covered compensation for 1987, plus (b) 0.015 times the average annual pay for the employee's final three years, in excess of the Social Security covered compensation in 1987, which sum is multiplied by the total number of years of credited service before January 1, 1987. The amount so calculated is reduced by the amount of any benefit the participant is eligible to receive from a prior pension plan or due to participation in any prior profit sharing plan. Future service benefit (for service since January 1, 1987) for credited service not in excess of 35 years is an amount equal to the sum of all future year annual benefits calculated for each year as 0.0105 times annual pay up to the Social Security covered compensation for that year, plus 0.015 times annual pay in excess of the Social Security covered compensation for that year. Future service benefit for credited service in excess of 35 years is an amount equal to
0.014 times a participant's annual salary for such year. The Company may from time to time move the past service formula to a more current date which would have the effect of increasing the amount of average compensation upon which benefits are calculated.

     The following table illustrates the projected annual pension benefits payable for life (without provision for survivor pension) from the Retirement Plan and, where applicable, the Unfunded Plan described below upon retirement at age 65 to executive officers named in the Summary Compensation Table:

                                                   PROJECTED
                                               ANNUAL RETIREMENT        ASSUMED         FULL YEARS OF
                      NAME OF                   BENEFIT AT AGE      ADDITIONAL YEARS    SERVICE AS OF
                    INDIVIDUAL                        65*              OF SERVICE       SEPT. 30, 1996
    ------------------------------------------------------------    ----------------    --------------
    Kenneth F. Yontz...........................     $ 391,000              13                 10
    David T. Della Penta.......................       227,265              17                 26
    Frank H. Jellinek, Jr......................       233,700              14                 29
    Floyd W. Pickrell, Jr......................       190,912              15                 23
    R. Jeffrey Harris..........................       194,790              24                 11
    Dennis Brown...............................       125,653              17                  3

---------------
* Assumes no salary increases.

     As of December 31, 1985, the Acquired Company had purchased annuities to cover past service benefits for all employees covered under the Salaried Pension Plan of the Acquired Company through such date.

     Unfunded Pension Plan. The Company currently maintains an unfunded, non-qualified retirement plan providing benefits to employees of the Company in excess of the limitations set forth under section 415 of the Code (the "Unfunded Plan"). The individuals named in the Summary Compensation Table and executives as a group are eligible to participate in the Unfunded Plan.

     Under the Unfunded Plan, benefits are paid from general assets of the Company. Participants are entitled to a monthly benefit upon their retirement equal to the actuarial value of the benefit that would be payable to the participant if the provisions of the Retirement Plan dealing with limits on pensions pursuant to Code section 415 were inapplicable.

     The compensation covered by the Unfunded Plan includes salary, bonus, and deferred compensation payable to the participant for services rendered. The compensation in the salary and bonus columns of the Summary Compensation Table, above, includes each of these elements. For Mr. Yontz, the benefit was calculated using his reported base salary of $590,000 and the total bonus earned for fiscal 1996 of $798,600. Benefits under the Unfunded Plan are computed on a straight-life annuity basis, and are subject to an offset of the actuarial value of benefits payable to participants under the terms of the Retirement Plan.

                   PROPOSAL TO AMEND THE SYBRON INTERNATIONAL
            CORPORATION SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

     On January 25, 1995, the Company's shareholders approved the Senior Executive Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan as originally approved was designed to qualify performance-based compensation paid thereunder for exclusion from the $1 million limitation on deductible executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (hereinafter, "Section 162(m)"). Following promulgation in 1996 of final regulations under Section 162(m), the lack of a limitation on individual maximum awards under the Incentive Plan caused fiscal 1996 incentive awards not to be excluded from the $1,000,000 limit on deductibility. The Company's Compensation/Stock Option Committee (the "Committee") therefore proposed, and the Board of Directors adopted, certain amendments to the Incentive Plan to ensure the availability to the Company under
Section 162(m) of a tax deduction for awards paid pursuant to the plan for fiscal 1997 and beyond, and to provide for awards to be calculated based on the salary grade level of a participant at the end of the applicable fiscal year. The amendments to the Incentive Plan are subject to approval by the Company's shareholders at the 1997 Annual Meeting. An amended and restated version of the Incentive Plan is attached as Exhibit A to this Proxy Statement. THE BOARD OF DIRECTORS RECOMMENDS THAT COMPANY SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENTS TO THE INCENTIVE PLAN. The affirmative vote of the holders of a majority of the votes cast thereon is required for shareholder approval.

BACKGROUND

     The principal objectives of the Incentive Plan are to (i) emphasize performance-based compensation, (ii) align internal financial goals, year-over-year earnings growth, enhancement of shareholder value and executive incentives, and (iii) assist in attracting and retaining qualified managerial employees by providing a total compensation opportunity competitive with the marketplace.

     Formerly, the Committee viewed annual cash bonuses for executive officers as an instrument to tie a significant portion of the annual compensation of an executive officer to the financial performance of the Company as measured against budget. In early fiscal 1994, the Committee began a review to determine whether the Company's incentive compensation should be better aligned with the expectations of the investor community, which focuses on year-over-year earnings growth rather than performance against budget. The Committee was concerned that the Company's previous bonus plan did not motivate executive officers to concentrate on consistent and superior earnings growth for the benefit of shareholders in that bonuses under that Plan were dependent only upon performance measured against budgets.

     As a result, the Committee adopted the Incentive Plan to take effect during the Company's 1995 fiscal year. The Incentive Plan has a budget component which preserves the benefits of the budgeting discipline, but adds an earnings growth component to provide a tangible, direct link between management incentives and the expectations of the investor community. There are minimum levels of financial performance set by the Committee for bonuses to be triggered, and individual awards depend upon salary grades and the extent to which the goals are met or exceeded. With respect to the budget component, a participant can earn up to 100% of his or her target award by attaining certain working capital and operating income targets. With respect to the earnings growth component, once a minimum hurdle growth rate of 8% over the previous year's operating income is reached, a participant can earn an additional bonus amount dependent solely upon the actual rate of year-over-year earnings growth that is achieved. In its present form, the earnings growth component of the Incentive Plan has no cap (although this is the subject of one of the proposed amendments described below).

     The text of the Incentive Plan consists of a Policy Statement, which sets forth the general features of the Incentive Plan, and Administrative Guidelines, which were adopted by the Committee to aid in the administration of the plan. The principal features of the Incentive Plan are summarized below, but such summary is qualified in its entirety by reference to the terms (as amended) of the Incentive Plan and related Administrative Guidelines, as set forth in Exhibit A.

PRINCIPAL TERMS OF THE INCENTIVE PLAN

     Any key executive who can directly influence the financial results of the Company or its subsidiaries is eligible to participate in the Incentive Plan. The pool of individuals eligible to participate in the Incentive Plan is determined annually by the Committee. For fiscal 1996, there were 49 eligible participants in the Incentive Plan.

     An award under the Incentive Plan is calculated by multiplying the participant's target award by the applicable success factor. A participant's target award depends upon a percentage of base salary associated with the participant's salary grade. For those participants who work for one of the Company's operating subsidiaries, the success factor depends upon the financial performance of that subsidiary. For those participants who have overall corporate responsibilities, the success factor is based upon a weighted average of the financial performance of each subsidiary. Following is an explanation of the calculation of both the target award and the applicable success factor, along with an example of how an award under the Incentive Plan is calculated. Information with respect to awards made during fiscal 1996 is contained in the "New Plan Benefits" table included elsewhere in this Proxy Statement.

     Target Award Calculation

     The target award for a participant in the Incentive Plan is a percentage of the participant's annual base salary as of the end of the year for which the award is payable, which percentage is based upon salary grade. The target awards range from 16% of base salary for a participant at executive salary grade 3 to 55% of base salary for a participant at executive salary grade 21. For example, an individual in executive salary grade 13, with a salary of $200,000 would have a target award of 39% of the participant's base salary, or $78,000. This amount would be multiplied by the applicable success factor to determine the participant's award under the Incentive Plan.

     Success Factor Calculation

     The success factor is calculated by totaling the percentages by which the actual performance with respect to certain financial measurement components exceeds the goals set forth for such components. If certain threshold results are not achieved, then the success factor will be 0% and no bonus will be paid. Certain of the components are subject to caps regardless of the level of performance.

     The financial measurement components of the success factor are as follows: actual operating income compared to budget (the "Budgeted Operating Income Component"), actual working capital ratio compared to budget (the "Budgeted Working Capital Ratio Component"), and growth in operating income over the prior year (the "Year-Over-Year Growth Component"). The performance threshold for both the Budgeted Operating Income Component and the Budgeted Working Capital Ratio Component is the achievement of at least 80% of the budgeted amount. Performance between 80% and 100% of the budgeted amount results in a proportionate credit to the success factor. No credit is given for performance over 100% of the budgeted amounts for these components. This limitation, combined with the weighting of the Budgeted Operating Income Component at 80% and the Budgeted Working Capital Ratio Component at 20%, means that the portion of the success factor attributable to these two components cannot exceed an aggregate of 100%.

     The performance threshold for the Year-Over-Year Growth Component is an 8% growth in operating income over the prior year. The credit to the success factor is 0% until 8% growth is achieved, at which level the credit to the success factor is 80%. At 10% growth, the credit to the success factor is 100%, and so on with a proportionate, linear increase in the credit to the success factor for growth beyond 10%. Earnings growth through acquisitions is encouraged by the Year-Over-Year Growth Component because earnings from acquisitions are included in operating income. However, operating income is adjusted to offset the imputed cost of funding the acquisition and the amortization of intangibles associated with the acquisition.

     Calculation of Incentive Award -- Example

     As stated above, an incentive award is calculated by multiplying a participant's target award by the applicable success factor. As an example, assume: (1) an executive officer participant who is an employee of a subsidiary of the Company with a salary of $200,000, at salary grade 13 (which corresponds to a target award of 39% of base salary); (2) for fiscal year 1996 the subsidiary achieves operating income of 105% of the amount budgeted and 90% of the budgeted working capital ratio; and (3) the subsidiary achieves operating income growth of 10% over the prior year's operating income.

     This participant's target award would be $78,000 (i.e., 39% of $200,000). The applicable success factor would be calculated as follows:

            -   Budgeted Operating Income Component (105% of budget, capped at 100%,
                  and weighted 80%)....................................................    80%
            -   Budgeted Working Capital Ratio Component (90% of budget, weighted
                  20%).................................................................    18%
            -   Year-Over-Year Growth Component (10% growth equals a 100% credit to the
                  success factor)......................................................   100%
                                                                                          ----
            -   Success factor (aggregate of all components)...........................   198%

     The incentive award would be equal to $154,000, which is $78,000 (the target award) multiplied by 198% (the success factor).

     Miscellaneous

     Awards under the Incentive Plan are paid in cash as soon as practicable after the financial results for the relevant plan year have been determined. The actual award for a participant who is transferred between subsidiaries within a plan year is based upon a pro rata calculation of the financial performance of each subsidiary for which the participant worked during the plan year.

     Participants who terminate employment other than for retirement, disability or death at any time during a plan year or before award payments are made with respect to that plan year shall not be entitled to receive any award under the Incentive Plan unless specifically approved by the Committee. Participants (or their beneficiaries or legal representatives, if applicable) who retire, become disabled or die during a plan year shall receive an actual award based upon the portion of the plan year during which the participant was actively employed.

     The Incentive Plan is administered by the Committee, no member of which is eligible for an award thereunder. The Committee has the authority to interpret the provisions of the Incentive Plan, identify eligible key employees to participate therein, and establish rules and regulations and make all determinations necessary or advisable for the administration of the plan. In the event of special circumstances of an unusual or significant nature outside the course of normal business operations, the Committee may also adjust previously approved financial objectives of the Company or its subsidiaries, or the amount of an award earned under the Incentive Plan, if the Committee believes the integrity, purpose and fairness of the Incentive Plan would be better served. However, any such adjustment made after the beginning of the period in which awards are earned shall not permit the actual awards earned, either by any participant or in the aggregate, to be greater than they would have been had the financial objectives approved prior to such period been operative. The Committee may at any time amend, suspend or terminate the Incentive Plan.

FEDERAL TAX CONSEQUENCES OF INCENTIVE PLAN AWARDS

     A participant will realize income at the time an award is paid to the participant under the Incentive Plan. The Company will be entitled to a deduction for the amount of the award at the same time so long as, with respect to the deduction to be taken for any award paid to an executive officer who is subject to Section 162(m) which exceeds, when combined with other compensation paid to that officer, $1 million, shareholder approval of the amendments to the Incentive Plan is obtained and the Incentive Plan continues to qualify for such deduction under Section 162(m).

PROPOSED AMENDMENTS

     The Board of Directors of the Company has approved amendments to the Incentive Plan to: (1) clarify that a participant's salary grade for purposes of calculating an award pursuant to the Incentive Plan is the participant's salary grade at the end of the plan year (without any adjustment for changes in job categories during the plan year, as was previously the case); and (2) limit the actual award which may be paid to any plan participant during any plan year to a maximum of $2.8 million. Accordingly, the Board of Directors has directed Company management to seek approval of the resolutions set forth below, which embody the amendments described above and which require such approval, by the Company's shareholders at the 1997 Annual Meeting. Continued participation in the Incentive Plan by the executive officers subject to Section 162(m) will be contingent upon approval of the amendments, which are as follows:

     RESOLVED, that the Sybron International Corporation Senior Executive Incentive Compensation Plan (the "Plan"), consisting of the Policy Statement and Administrative Guidelines thereto, be amended as follows:

          1. The first paragraph of section 4 of the Policy Statement portion of the Plan is hereby amended by deleting such paragraph in its entirety and replacing it with the following paragraph:

        "Target Awards for all participants shall be a percentage of the participant's actual annual base salary as of the end of each plan year for which awards are payable. The percentage shall be determined from the salary grade to which the participant is assigned as of the end of the plan year, all as set forth in the Administrative Guidelines for the Plan which are included by reference herein."

          2. Section 5 of the Policy Statement portion of the Plan is hereby amended by adding a new paragraph to the end of said section, as follows:

        "Notwithstanding any other provision of this Plan, in no event shall the Actual Award for a plan year for any participant exceed $2,800,000 (the "Maximum Dollar Amount")."

          3. Section 6 of the Policy Statement portion of the Plan is hereby amended by deleting in its entirety the first paragraph of said section.

          4. Section 1 of the Administrative Guidelines portion of the Plan is hereby amended by deleting the third and fourth sentences thereof and replacing said sentences with the following sentence:

        "The Target Award for all participants shall be the pre-determined percentage for the participant's grade applied against the base salary of the participant as of the end of each plan year."

          5. Section 2 of the Administrative Guidelines portion of the Plan is hereby amended by deleting the entire paragraph of said section (consisting of a single sentence), and replacing said paragraph with the following sentence:

        "A participant's Actual Award will be determined by multiplying the total Target Award by a Success Factor, provided that the Actual Award shall not exceed the Maximum Dollar Amount."

          6. Section 9 of the Administrative Guidelines portion of the Plan is hereby amended by adding the following qualification to the last calculation in the "EXAMPLE" contained therein:

        ", but not to exceed the Maximum Dollar Amount."

NEW PLAN BENEFITS

     The following table sets forth certain information with respect to awards earned during fiscal 1996 by the designated individuals pursuant to the Incentive Plan:

                                                                                 DOLLAR VALUE OF
NAME AND POSITION                                                                   AWARDS($)
------------------------------------------------------------------------------   ---------------
Kenneth F. Yontz..............................................................     $   798,600
  Chairman of the Board, President and Chief Executive Officer
David T. Della Penta..........................................................     $   411,840
  President and Chief Executive Officer, Nalge Nunc International Corporation
Frank H. Jellinek, Jr.........................................................     $   380,016
  President, Erie Scientific Company
Floyd W. Pickrell, Jr.........................................................     $   299,000
  President, Sybron Dental Specialties, Inc.
R. Jeffrey Harris.............................................................     $   233,772
  Vice President -- General Counsel and Secretary
Dennis Brown..................................................................     $   233,772
  Vice President -- Finance and Chief Financial Officer
Executive Group (7 persons)...................................................     $ 2,493,728
Non-Executive Officer Director Group..........................................               0
Non-Executive Officer Employee Group (42 persons).............................     $ 3,024,565

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, its executive officers and any persons who beneficially own more than 10% of the Company's Common Stock are required to report their initial ownership of Company Common Stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 1996. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all of those filing requirements were satisfied with respect to fiscal 1996, except that a form reporting a 70 share purchase made by an investment club in which Mr. Harris participated was inadvertently filed late. It also came to the Company's attention recently that one report required to be filed during fiscal 1995 to report a purchase of 840 shares by Mr. Davis' wife was inadvertently filed late.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Acting on the recommendation of the Audit Committee, the Board of Directors has selected the public accounting firm of KPMG Peat Marwick LLP as its independent auditors for the current fiscal year. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement on behalf of KPMG Peat Marwick LLP if desired.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 1998 Annual Meeting of Shareholders of the Company must be received no later than August 22, 1997 at the Company's principal executive offices, 411 East Wisconsin Avenue, 24th Floor, Milwaukee, Wisconsin 53202, directed to the attention of the Secretary, in order to be considered for inclusion in next year's annual meeting proxy material under the Securities and Exchange Commission's proxy rules. Under the Company's Bylaws, written notice of shareholder proposals for the 1998 Annual Meeting of Shareholders of the Company which are not intended to be considered for inclusion in next year's annual meeting proxy material must be received no later than November 23, 1997 and no earlier than October 24, 1997 at such offices, directed to the attention of the Secretary, and such notice must contain the information specified in the Company's Bylaws.

     The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

                                            /s/ R. Jeffrey Harris
                                            R. JEFFREY HARRIS
                                            Secretary
December 20, 1996

     A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996 HAS BEEN PROVIDED WITH THIS PROXY STATEMENT. THE COMPANY WILL PROVIDE TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST OF SUCH SHAREHOLDER, AN ADDITIONAL COPY OF SUCH ANNUAL REPORT. SUCH REQUESTS SHOULD BE ADDRESSED TO R. JEFFREY HARRIS, SECRETARY, SYBRON INTERNATIONAL CORPORATION, 411 EAST WISCONSIN AVENUE, 24TH FLOOR, MILWAUKEE, WISCONSIN 53202.

                                                                       EXHIBIT A

                        SYBRON INTERNATIONAL CORPORATION
                              AMENDED AND RESTATED
                  SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

                                POLICY STATEMENT

1. OBJECTIVES

     The Sybron International Corporation Senior Executive Incentive Compensation Plan ("Plan") is designed to:

     - Focus the efforts of the organization on improving shareholder value.

     - Effectively motivate and reward key employees according to their contributions to organizational success.

     - Serve as a management tool in directing energies of key employees towards the achievement of agreed upon operating goals for each unit and for the Company in aggregate.

     - Equate personal financial success with organizational financial success.

     - Assist in retaining and attracting qualified managerial employees by providing a total compensation opportunity competitive with the marketplace.

2. ADMINISTRATION

     The Plan shall be administered by the Compensation/Stock Option Committee of the Board of Directors ("Committee"). No member of the Committee shall be eligible for awards under the Plan.

     The Committee shall interpret the Plan, identify those Subsidiaries eligible to participate in the Plan, establish rules and regulations for the administration thereof, and make all determinations deemed necessary or advisable for the administration of the Plan. The Committee shall be assisted by the Corporate Human Resources Department staff in fulfilling its administrative responsibilities.

3. ELIGIBILITY

     Key executives who can directly influence the financial results of Sybron International Corporation or its Subsidiaries shall constitute the class of employees eligible to participate in the Plan.

     "Subsidiary" shall mean any Subsidiary of the Corporation designated by the Committee for the purpose of financial measurement and the determination of payments under the Plan prior to the beginning of the period during which awards are earned. An individual's eligibility to participate under the Plan shall be determined annually by the Committee. Participation in the Plan during a fiscal year shall not imply the right of participation in any following year.

4. TARGET AWARDS

     Target Awards for all participants shall be a percentage of the participant's actual annual base salary as of the end of each plan year for which awards are payable. The percentage shall be determined from the salary grade to which the participant is assigned as of the end of the plan year, all as set forth in the Administrative Guidelines for the Plan which are included by reference herein.

     Bonuses will be based on a combination of operating earnings growth and actual financial results compared with budgeted results for the year. Bonuses at the corporate level shall be determined by computing the weighted average of the performance of each Subsidiary.

5. DETERMINATION OF ACTUAL AWARDS

     A participant's Actual Award will be determined by multiplying the total Target Award by a Success Factor.

     The Success Factor is the aggregate of three different elements of financial performance; namely, operating income compared with budget, working capital compared with budget and growth in earnings over prior year. The formulation gives an 80% weighting to achievement of budgeted operating income and a 20% weighting to achieving working capital goals.

     Composition of the Success Factor is as follows:

Operating income performance vs. budget   X 80% =   a
Working capital performance vs. budget    X 20% =   b
Growth in operating income performance          =   c
                                                  -----
Success Factor                                  = a+b+c
                                                  =====

     Section 5 of the Administrative Guidelines defines elements of the Success Factor in detail and a rather complete example of how an individual's bonus is computed can be found following Section 9 of the Administrative Guidelines.

     Notwithstanding any other provision of this Plan, in no event shall the Actual Award for a plan year for any participant exceed $2,800,000 (the "Maximum Dollar Amount").

6. CHANGE IN EMPLOYMENT STATUS

     Participants who are transferred between Subsidiaries within a plan year shall receive an award based on a pro rata calculation of the Financial Performance Components of any Subsidiary in which the participants were employed during the plan year. Participants who terminate employment with the Corporation or Subsidiary, or whose employment is terminated by the Corporation or Subsidiary (except for retirement, disability or death), at any time during a plan year or before award payments are made shall not be entitled to receive any awards under the Plan, unless such awards are specifically approved by the Committee.

     Participants (or their beneficiaries or legal representatives) who retire, become disabled or die during the plan year shall receive an Actual Award based on the portion of the plan year during which the participant was actively employed.

7. METHOD OF PAYMENT

     Awards under the Plan shall be paid in cash as soon as practicable after financial results for the plan year have been determined and verified.

8. COMMITTEE DISCRETION

     In the event of special circumstances of unusual or significant nature outside the course of normal business operations, the Committee may adjust previously approved financial objectives of the Corporation or any of its Subsidiaries, or the amount of Actual Awards earned, when it believes the integrity, purpose and fairness of the Plan will be better served. Any such adjustment made after the beginning of the period in which the awards are earned shall not, however, permit Actual Awards, either to any person or in the aggregate, to be greater than they otherwise would have been under the financial objectives approved prior to the beginning of such period.

9. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

     The Committee may, at any time, amend, suspend or terminate the Plan.

                           ADMINISTRATIVE GUIDELINES

     The Administrative Guidelines ("Guidelines") have been established by the Corporate Human Resources Department staff, approved by the Compensation/Stock Option Committee ("Committee") of the Board of Directors, and shall remain in effect until changed by the Committee. These Guidelines combined with the Sybron Senior Executive Compensation Plan Policy Statement (together, the "Plan") shall govern the amounts and terms of incentive awards payable to eligible participants.

1. TARGET AWARDS

     Target Awards shall be determined from a participant's salary grade. Current salary schedules and Target Award percentages for U.S. and non-U.S. participants are attached hereto. The Target Award for all participants shall be the pre-determined percentage for the participant's grade applied against the base salary of the participant as of the end of each plan year.

2. ACTUAL AWARDS

     A participant's Actual Award will be determined by multiplying the total Target Award by a Success Factor, provided that the Actual Award shall not exceed the Maximum Dollar Amount.

3. SUCCESS FACTOR (OPERATING SUBSIDIARIES)

     The Success Factor for operating Subsidiaries is determined by aggregating actual performance for each of the three contributing elements.

     As defined in Section 5 of the Plan Policy Statement, elements of the Success Factor are:

          Operating income performance vs. budget

        + Working capital performance vs. budget

        + Growth in operating income performance

     Awards for performance against budget will be weighted 80% to attainment of operating income goals and 20% to attainment of working capital goals.

     Actual performance will be measured at currency exchange rates consistent with those budgeted to neutralize the effects of foreign exchange movements.

4. SUCCESS FACTOR (CORPORATE EMPLOYEES)

     The corporate Success Factor will be equal to a weighted average of the Success Factors derived for each of the operating Subsidiaries.

     The weighting of Success Factors will be based on actual levels of operating income for each Subsidiary.

5. SUCCESS FACTOR -- ELEMENTS

     Participants will be rewarded according to performance in each of the following areas:

     (i) Actual operating income compared with budget.

        - Award will be zero until 80% of budgeted operating income is achieved. Maximum award will be equal to 100% when budgeted operating income is achieved. Performance between 80% and 100% of budgeted income would result in a proportional award being earned.

     (ii) Ratio of working capital compared with budget.

        - Achieving budgeted ratio of working capital to sales would result in 100% award.

        - Performance between 80% and 100% of the budgeted ratio would result in a proportional award being earned.

     (iii) Actual rate of growth in operating income over prior year.

        - Award will be zero until 8% growth in operating earnings over prior year is achieved. At a growth level of 8%, the award will be equal to 80%.

        - At 10% growth, the award will be equal to 100% and at 20% growth, the award will be 200%, continuing on a linear basis, in an unlimited fashion such that for each 10% growth, the award will be equal to 100%.

        - Earnings from acquired businesses will also be included, subject to adjustment as described below.

6. EARNINGS FROM ACQUISITIONS

     An important goal of this Plan is to encourage the acquisition of suitable companies and/or product lines as a way of growing earnings.

     Earnings from acquisitions will, therefore, be included in the Success Factor element relating to growth in operating income over prior year, after an adjustment is made to the basis of measurement to offset the imputed cost of funding the acquisition and the amortization of intangibles associated with the acquisition.

7. IMPUTED COST OF CAPITAL

     Will be equal to 8% of the purchase price of the acquired business for the first twelve months following acquisition. Thereafter, this charge will be decreased by 1% each year to reflect the anticipated positive cash flow from the earnings of the acquired entity. From time to time this percentage may change if commercial interest rates change.

8. DEFINITION OF OPERATING INCOME

     For purposes of this policy, operating income is defined as operating income reported on management accounting statements, less amortization of intangible assets, less the imputed cost of capital.

EXAMPLE

-    Subsidiary earnings each year excluding acquisition..........................   $10,000,000
-    Acquisition cost of "NEWCO" made 10/1 of Year 1..............................     5,000,000
-    Net book value of "NEWCO"....................................................     3,000,000
-    Goodwill.....................................................................     2,000,000
-    "NEWCO" annual operating earnings............................................     1,000,000

--------------------------------------------------------------------------------------------------------
                                       1.  COST OF CAPITAL CHARGE
--------------------------------------------------------------------------------------------------------
                                          YEAR 1      YEAR 2      YEAR 3      YEAR 4      YEAR 5
--------------------------------------------------------------------------------------------------------
 Cost of Capital Rate                          8%          7%          6%          5%          4%
--------------------------------------------------------------------------------------------------------
 Purchase Cost of "NEWCO"                  5,000       5,000       5,000       5,000       5,000
--------------------------------------------------------------------------------------------------------
 Cost of Capital Charge                     (400)       (350)       (300)       (250)       (200)
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

                                2. ADJUSTED OPERATING INCOME COMPUTATION
--------------------------------------------------------------------------------------------------------
                                          YEAR 1      YEAR 2      YEAR 3      YEAR 4      YEAR 5
--------------------------------------------------------------------------------------------------------
 - Subsidiary Earnings
   Excluding Acquisition                  10,000      10,000      10,000      10,000      10,000
 - "NEWCO" Earnings                        1,000       1,000       1,000       1,000       1,000
 - Amortization of Goodwill                  (50)        (50)        (50)        (50)        (50)
 - Cost of Capital Charge                   (400)       (350)       (300)       (250)       (200)
--------------------------------------------------------------------------------------------------------
 Adjusted Operating Income                10,550      10,600      10,650      10,700      10,750
--------------------------------------------------------------------------------------------------------

[CAPTION]

------------------------------------------------------------------
                          SALARY GRADES/
TARGET AWARD PERCENTAGES
------------------------------------------------------------------
                U.S.                           NON-U.S.
------------------------------------------------------------------
    SALARY GRADE      TARGET AWARD   SALARY GRADE   TARGET AWARD
                            %                             %
------------------------------------------------------------------
          3                .16             3             .11
          4                .18             4             .13
          5                .20             5             .15
          6                .22             6             .17
          7                .24             7             .19
          8                .26             8             .21
          9                .28             9             .23
         10                .30            10             .25
         11                .33
         12                .36
         13                .39
         14                .42
         15                .45
         16                .48
         17                .50
         18                .52
         19                .53
         20                .54
         21                .55
------------------------------------------------------------------

                        PERFORMANCE MEASUREMENT SUMMARY

OPERATING INCOME

  Budget
  Amount
  ($000)
  Percent
  Achievement  80  81  82  83   84    85    86    87    88    89    90    91    92    93    94    95    96    97    98    99   100

WORKING CAPITAL

  Budget
  Ratio
  Percent
  Achievement  80  81  82  83   84    85    86    87    88    89    90    91    92    93    94    95    96    97    98    99   100

OPERATING INCOME GROWTH

Percent Growth
Achieved            8      10      12      14      16      18      20      22      24      26      28      30
Percent
Achievement         80     100     120     140     160     180     200     220     240     260     280     300

9. FORMULA FOR CALCULATION OF BONUS AWARDS

   Target Award

        Base Salary at 9/30 X Salary Grade Target Award Percent

   Bonus Award

        Target Award X Average Success Factor

   Bonus Award for Corporate Staff Participants

        Target Award X Weighted Average Success Factor

        (Weighting based upon actual operating income at each Subsidiary.)

   Average Success Factor Above Threshold

          Operating Income Percent Achieved                             X 0.8
    +     Working Capital Ratio Percent Achieved                        X 0.2
    +     Operating Income Growth Percent Achieved                      X 1.0
          Average Success Factor
    =     =========================================================

EXAMPLE

Assumptions:

1. U.S. executive -- Grade 12

2. Budgeted operating income -- $12,500,000

3. Actual operating income -- $13,000,000

4. Prior year's operating income -- $11,600,000

5. Operating income growth -- 12%

6. Budgeted working capital ratio -- 20%

7. Actual working capital ratio -- 19%

     (i) Operating Income Achievement

        Actual                         $13,000,000  X 100
        -------------------------------------
        Budget                         $12,500,000
        Performance exceeds 100%, therefore,
        award equal to maximum.                = 100

     (ii) Working Capital Ratio

        Budget                                 20%
        -------------------------------------
        Actual                                 19%
        Performance exceeds 100%, therefore,
        award equal to maximum.                = 100

     (iii) Operating Income Growth

        Actual growth = 12%
        Which corresponds with award of        = 120

Determination of Average Success Factor

        100 X 0.8     =     80
        100 X 0.2     =     20
        120 X 1.0     =    120
                           ---
        Success Factor     220
                           ===

Bonus Calculation

     Grade 12 Target Award % 0.36

Bonus as Percent of Base Salary

     0.36 X 220%       79.2%, but not to exceed the Maximum Dollar Amount.

                              AMENDED AND RESTATED
                  SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

                         FINANCIAL MEASUREMENT CRITERIA

                                  DEFINITIONS

1. ADJUSTED OPERATING INCOME

           Net Sales
    -      (Cost of Sales)
    -      (Commercial Expenses)
    -      (Cost of Capital Imputation)
    -      (Amortization of Intangibles)
           -------------------------------
    =      Adjusted Operating Income
           -------------------------------
           -------------------------------

2. WORKING CAPITAL

           Trade Accounts Receivable
    +      Inventory
    -      (Trade Accounts Payable)
           ----------------------------
    =      Working Capital
           -----------------
           -----------------

3. WORKING CAPITAL RATIO

     Working Capital X 100
----------------------------------------------------------------------------
        Sales

4. COST OF CAPITAL

     For imputation on acquisition earnings = 8% of transaction cost.

(Rate subject to annual review.)

                        SYBRON INTERNATIONAL CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

         Kenneth F. Yontz, Dennis Brown and R. Jeffrey Harris, or any of them, with power of substitution to each, are hereby authorized to represent the undersigned at the Annual Meeting of Shareholders of Sybron International Corporation to be held in Milwaukee, Wisconsin, on Wednesday, January 22, 1997, at 10:00 a.m., Central Standard Time, and to vote the number of shares which the undersigned would be entitled to vote if personally present on the matters listed on the reverse side hereof and in their discretion upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof, all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

         TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIGN AND DATE THIS CARD IN THE SPACES ON THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

       CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE SIDE
______________________________________________________________________________
                                  DETACH HERE

   /X/            Please mark
                  votes as in
                  this example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" (1) ELECTION OF DIRECTORS AND
(2) AMENDMENT OF THE SYBRON INTERNATIONAL CORPORATION SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN. THIS PROXY WILL BE VOTED AS YOU DIRECT; IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED "FOR" EACH OF THESE MATTERS.


                                                                                                FOR     AGAINST    ABSTAIN
         1.      ELECTION OF DIRECTORS:                       2.   To amend the Sybron
                                                                   International Corporation    / /       / /        / /
         Nominees:  Thomas O. Hicks and Robert B. Haas             Senior Executive Incentive
                                                                   Compensation Plan.



 / /    FOR           / /     WITHHELD
        BOTH                  FROM BOTH
      NOMINEES                NOMINEES


 / /     _____________________________________________
         For both nominees except as noted above

         MARK HERE      / /
         FOR ADDRESS
         CHANGE AND
         NOTE AT LEFT

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign your name as it appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.


Signature: __________________________  Date: ____________  Signature:_________________   Date: ____________________________